Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Media General, Inc., of our report dated January 23, 2004, included in the 2003 Annual Report to Stockholders of Media General, Inc.

Our audits also included Note 12 to the consolidated financial statements and the financial statement schedule of Media General, Inc., listed in Item 15(a). Note 12 and this schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, Note 12 to the consolidated financial statements and the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the following Registration Statements of our report dated January 23, 2004, with respect to the consolidated financial statements of Media General, Inc., incorporated herein by reference, and our report included in the preceding paragraph with respect to Note 12 to the consolidated financial statements and the financial statement schedule of Media General, Inc., included in this Annual Report (Form 10-K) of Media General, Inc., for the fiscal year ended December 28, 2003.

Registration Statement Number	Description
2-56905	Form S-8
33-23698	Form S-8
33-26853	Form S-3
33-52472	Form S-8
333-16731	Form S-8
333-16737	Form S-8
333-69527	Form S-8
333-54624	Form S-8
333-57538	Form S-8
333-67612	Form S-3

/s/ Ernst & Young LLP

Richmond, Virginia

March 5, 2004